Exhibit 99.1

May 2005

MORGAN STANLEY DEAN WITTER EQUITY FUNDING, INC.

UPC IRELAND B.V.

and

UNITED PAN EUROPE COMMUNICATIONS N.V.

SALE AND PURCHASE AGREEMENT

CONTENTS

CLAUSE

1.	DEFINITIONS

2.	SALE OF THE SHARES AND CONSIDERATION

3.	UGC LOAN

4.	CONDITIONS TO CLOSING

5.	CLOSING

6.	FEES AND EXPENSES

7.	INDEMNITY

8.	GUARANTEE AND INDEMNITY
Third party rights

9.	SALE TO A THIRD PARTY PURCHASER

10.	REALISATION OF ASSETS AND LIQUIDATION

11.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

12.	PRESERVATION OF THE BUSINESS OF NTL IRELAND

13.	DEDUCTIONS AND WITHHOLDINGS

14.	PAYMENTS

15.	MISCELLANEOUS PROVISIONS

16.	NOTICES

17.	PAYMENT

18.	VAT

19.	GOVERNING LAW AND JURISDICTION

SCHEDULE 1 COMPETITION CONDITION

SCHEDULE 2 RESIGNATION LETTER

SCHEDULE 3 FORM OF CALL OPTION NOTICE

ANNEX 1 PROPOSED ARTICLES OF ASSOCIATION

Part I

Part 2

[NTL Co.] (the Company)

ANNEX 2

NTL IRELAND BUSINESS PLAN

ANNEX 3

US GAAP REPORTING PACK

I

THIS AGREEMENT is made by DEED on 9 May 2005

Between

(1)           MORGAN STANLEY DEAN WITTER EQUITY FUNDING, INC., a company incorporated under the laws of Delaware having its principal place of business at 1585 Broadway, 37th Floor, New York, NY 106036, USA (Morgan Stanley);

(2)           UPC IRELAND B.V. a company incorporated under the laws of the Netherlands with registered number 34217371 and having its principal place of business at Boeing Avenue 53, 1119 PE Schiphol-Rijk, the Netherlands (UGC); and

(3)           UNITED PAN EUROPE COMMUNICATIONS N.V., a company incorporated under the laws of the Netherlands with registered number 33274976 and having its principal place of business at Boeing Avenue 53, 1119 PE Schiphol-Rijk, the Netherlands (the Guarantor),

(the parties).

Whereas:

(A)          UGC desires to acquire NTL Ireland; however NTL is unwilling to enter into an acquisition with UGC due to possible timing implications associated with obtaining regulatory approval in the Republic of Ireland.

(B)           It is proposed that the Morgan Stanley SPV, a special purpose vehicle formed by Morgan Stanley (or its affiliates), purchases NTL Ireland from NTL pursuant to a sale and purchase agreement which is to be entered into immediately after the signing of this Agreement.  As a result of the application of section 16(6)(d) of the Irish Competition Act 2002, the acquisition of NTL Ireland by the Morgan Stanley SPV pursuant to that agreement does not require approval under Part 3 of that Act.

(C)           In this Agreement, Morgan Stanley has agreed to sell and UGC has agreed to purchase all of the shares in the Morgan Stanley SPV subject to (i) completion of the acquisition of NTL Ireland by the Morgan Stanley SPV and (ii) clearance being obtained under Part 3 of the Irish Competition Act 2002.  This Agreement also provides for UGC to indemnify and hold harmless Morgan Stanley and, inter alia, its affiliates against all losses associated with the acquisition, ownership and sale of NTL Ireland as described in this Agreement.  Under a separate loan agreement UGC agrees to fund the Morgan Stanley SPV’s acquisition costs (including the purchase price paid to NTL under the NTL SPA).

(D)          UGC will have no rights of control with respect to the NTL Ireland business until such time, if any, as the sale and purchase of the shares in the Morgan Stanley SPV to UGC under this Agreement completes subject to regulatory approvals.

(E)           Pending completion of the sale and purchase of the shares in the Morgan Stanley SPV to UGC under this Agreement, neither UGC nor any of its affiliates will have any capability of exercising decisive influence over the Morgan Stanley SPV or NTL Ireland; in particular:

(a)           neither UGC nor any of its affiliates will have a right to use all or part of the assets of the Morgan Stanley SPV or NTL Ireland nor will UGC nor any of its affiliates have the right to exercise control or influence over the Morgan Stanley SPV or NTL Ireland nor will they have any right to influence the running or management of the Morgan Stanley SPV or NTL Ireland;

(b)           neither UGC nor any of its affiliates will have the right to appoint any members of the Board of Directors of any of the Morgan Stanley SPV, NTL Ireland or any subsidiary of NTL Ireland; and

(c)           neither UGC nor any of its affiliates will have any right to appoint any management of the Morgan Stanley SPV, NTL Ireland or any subsidiary of NTL Ireland.

(F)           In the event that UGC does not purchase the Morgan Stanley SPV, Morgan Stanley shall sell or procure the sale of the Morgan Stanley Interest to a third party purchaser.

(G)           The Guarantor has agreed to unconditionally and irrevocably guarantee as primary obligor the proper and punctual performance by UGC of all its obligations under this Agreement.

It is agreed as follows:

1.             Definitions

1.1           In this Agreement, the following expressions shall have the following meanings:

Acquisition means the acquisition of NTL Ireland by the Morgan Stanley SPV pursuant to the NTL SPA and the Asset Transfer Agreement;

Additional Amount means an amount equal to “A” calculated in accordance with the following formula:

A =         (C + F + G - D)

where:

C             is the amount of any capital contribution, equity subscription (except the €18,200 subscribed by Morgan Stanley for the initial equity in the Morgan Stanley SPV) or debt finance provided by Morgan Stanley and its affiliates in respect of the Morgan Stanley SPV in the period up to close of business on the date of Disposal (the Additional Capital Amount) (less the aggregate amount of such Additional Capital Amount paid by UGC to Morgan Stanley prior to close of business on the date of Disposal);

F              is the aggregate pre-tax Funding Costs in respect of the period up to (and including) close of business on the date of Disposal;

G             is the pre-tax Expenses relating to the period up to close of business on the date of Disposal (less the aggregate amount of such Expenses paid by UGC to Morgan Stanley prior to close of business on the date of Disposal); and

D             is the amount of any dividend or any properly authorised return of capital paid by any entity being disposed of, directly or indirectly, pursuant to a Disposal and actually received by any of Morgan Stanley or its affiliates not being disposed of pursuant to such Disposal, directly or indirectly from profits or capital of the Morgan Stanley SPV and/or NTL Ireland in the period from completion of the Acquisition to the date of Disposal (less any tax payable in respect of the dividend or return of capital, or any tax which would have been payable in respect of the dividend or return of capital but for the use or set-off of any relief, loss or credit), provided that no amounts referred to under ‘C’, ‘F’ or ‘G’ above incurred due to the fraud or wilful misconduct of an Indemnified Person shall form part of the Additional Amount;

affiliate means any natural person or legal entity who or which, directly or indirectly, controls, or is controlled by, or is under common control with the specified person or entity from time to time and control shall mean as to any such person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities or partnership interests, by contract or otherwise;

Asset Transfer Agreement means the asset transfer agreement entered into on or about the date of this Agreement between, inter alia, NTL and Morgan Stanley SPV for the acquisition of the Additional Assets, as defined in that agreement;

Business Day is a day other than a Saturday or Sunday on which commercial banks and foreign exchange markets in London settle payments;

Call Option means Morgan Stanley’s option to call for all amounts owing at any time to UGC under the UGC Loan Agreement to be sold to it pursuant to Clause 9;

Closing means completion of the sale and transfer of the Shares to UGC by Morgan Stanley in accordance with the terms of this Agreement;

Competition Condition means the condition set out in Schedule 1 of this Deed;

Conditions means the conditions set out in Clause 4.1;

Consideration has the meaning given to it in Clause 2.2;

Deficit means, in the event that the Third Party Consideration is lower than the aggregate of (i) the Consideration, (ii) an amount in respect of tax payable in connection with extracting funds from the Morgan Stanley SPV (in the event that

NTL Ireland is sold) or NTL Ireland including without limitation if such extraction is effected by a Liquidation of the Morgan Stanley SPV or NTL Ireland, and (iii) any Retained Amount, an amount equal to the difference;

Disposal means completion of the sale or disposal by any other means of NTL Ireland by Morgan Stanley (or its affiliate(s)) whether by a sale of all of the shares and/or other equity or debt interests in the Morgan Stanley SPV (together with all debt obligations of the Morgan Stanley SPV including under the UGC Loan Agreement), whether by way of Asset Realisation or Liquidation pursuant to Clause 10, sale or disposal of the Morgan Stanley Interest or otherwise or through any combination of means, and whether through one or more transactions;

Encumbrance means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security interest of any kind and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

EURIBOR means:

(a)           the applicable Screen Rate; or

(b)           if no Screen Rate is available the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to six (6) months;

Expenses means (with, in each case, any related VAT)): (i) all reasonably incurred costs and expenses payable in connection with the preparation, negotiation and execution of the Transaction Documents (including professional advisers’ costs reasonably incurred); (ii) all reasonably incurred costs and expenses payable in connection with the enforcement or protection of any Indemnified Persons’ rights under any such documents or otherwise in connection with the Transactions; (iii) any taxes (including without limitation stamp duty, capital duty or similar taxes) in any jurisdiction (other than any tax payable in any country in respect of the fee referred to in Clause 6), in connection with, or incidental to, the Transactions, the Transaction Documents and any of the arrangements contemplated by this Agreement suffered or incurred by Morgan Stanley or its affiliates or on their behalf or for which they are liable; (iv) any claim against Morgan Stanley or its affiliates in connection with the Transactions or the Transaction Documents (save to the extent that such claim is due to fraud or wilful misconduct on the part of any Indemnified Person); (v) all reasonably incurred legal, accountancy, valuation, actuarial, environmental and other professional fees, disbursements and expenses suffered or incurred by Morgan Stanley or any of its affiliates in connection with the Transactions or the Transaction Documents; (vi) all insurance (including directors’ and officers’ insurance) costs suffered or incurred by Morgan Stanley or any of its affiliates in connection with the Transactions or the Transaction Documents; (vii) the amount of any loss suffered by Morgan Stanley or any of its affiliates as a result of its reliance on the advice of, or written reports released to it by, any professional advisers of UGC or any of its affiliates who have also agreed to act for and/or release their written reports to Morgan Stanley or any of its affiliates in connection with the Transactions; (viii) all reasonably incurred out-of-pocket expenses and disbursements suffered or incurred by Morgan Stanley or any of its affiliates in connection with the Transactions or the Transaction Documents; (ix) in the event of a Disposal to a Third Party Purchaser in accordance with this Agreement, a customary advisory fee in relation to such Disposal in an amount to be agreed at the relevant time; and (x) all other reasonably incurred costs, charges, fees and expenses in connection with, or incidental to, the Transactions, the Transaction Documents and any of the arrangements contemplated by this Agreement suffered or incurred by Morgan Stanley or its affiliates or on their behalf or for which they are liable excluding any such amounts incurred or payable by NTL Ireland or for which NTL Ireland is liable;

Funding Costs means a charge on all amounts paid by Morgan Stanley or its affiliates in connection with the Transactions including, without limitation, payment of Expenses and any capital contribution, debt finance or equity subscription into the Morgan Stanley SPV from the date on which such amounts are paid by Morgan Stanley or any of its affiliates, (compounded daily) at the Interest Rate;

Guaranteed Party means the Morgan Stanley SPV and the Indemnified Persons;

Indemnified Person means Morgan Stanley and its affiliates, the respective directors, officers and employees of Morgan Stanley and its affiliates and consultants (excluding external professional advisers engaged by Morgan Stanley or its affiliates in connection with the Transactions) and each other person, if any, controlling Morgan Stanley or any of its affiliates;

Interest Rate means EURIBOR plus 1.2 per cent;

Law includes any statute, law, directive, byelaw, regulation, rule, order or delegated legislation, whether local, regional, national or supranational;

Liquidation means any one or more of the following:

(a)           an order is made, petition presented or meeting convened for the winding up or for the appointment of any provisional liquidator (or equivalent in the relevant jurisdiction) or in relation to any other process whereby the business of the relevant entity is terminated and the assets of the relevant entity concerned are distributed amongst the creditors and/or shareholders or other contributors of the relevant entity;

(b)           a legal proceeding or other procedure is taken by any person with a view to the appointment of an administrator (or equivalent in the relevant jurisdiction) with respect to the relevant entity, whether out of court or otherwise;

(c)           a receiver (including any administrative receiver, or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) is appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the relevant entity or such an order is made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the relevant entity concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body); or

(d)           the relevant entity takes any step with a view to a suspension of payments, a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors;

Long Stop Day means the day 270 days after and including the day of completion of the Acquisition;

Morgan Stanley SPV means MS Irish Cable Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands having its registered office at Locatellikade 1, 1076 AZ, Amsterdam, the Netherlands, being a special purpose vehicle formed by Morgan Stanley and/or any of its affiliates for the Acquisition;

Morgan Stanley Interest means Morgan Stanley’s and/or any of its affiliates’ direct or indirect interest in NTL Ireland, aside from any interest that Morgan Stanley or any of its affiliates may have in any quoted securities of NTL or its affiliates;

NTL means NTL Group Limited, a company incorporated under the laws of England with registered no. 02591237 with its principal place of business at NTL House, Bartley Wood Business Park, Hook, Hampshire, RG27 9UP;

NTL Group means NTL and any other company or companies which either are or become after the date of this agreement, or have at any time prior to the date of this agreement been, treated as members of the same group as, or otherwise connected or associated in any way with, NTL for any tax purpose;

NTL Ireland means each of NTL Communications (Ireland) Limited and NTL Irish Networks Limited and their respective subsidiaries and assets including the Additional Assets as defined in the Asset Transfer Agreement;

NTL Ireland Business Plan has the meaning given to it in Clause 12.4;

NTL SPA means the sale and purchase agreement entered into on or about the date of this Agreement between, inter alia, NTL and the Morgan Stanley SPV for the acquisition by the Morgan Stanley SPV of the entire issued share capital of NTL Communications (Ireland) Limited and NTL Irish Networks Limited;

Period means the period beginning on the date of this Agreement and ending on the earlier of (i) the Long Stop Day; or (ii) the date the Irish Competition Authority has expressly and conclusively refused to grant the approval necessary for the sale of the Morgan Stanley SPV to UGC;

Pledge means the Dutch Supplemental Pledge dated on or about the date hereof between UPC Ireland B.V. as pledgor and Morgan Stanley as pledgee;

Purchase Price means the aggregate consideration including any VAT and stamp duty paid by the Morgan Stanley SPV for NTL Ireland under the NTL SPA and the Asset Transfer Agreement after all adjustments including, for the avoidance of doubt, the assumption of any debt or payment obligations whether by way of novation or otherwise;

Quotation Day means, in relation to any period for which an interest rate is to be determined, the first day of that period;

Reference Banks means for the purposes of EURIBOR, the principal office in London of Credit Suisse First Boston, Barclays Bank PLC and The Royal Bank of Scotland PLC or such other banks as may be appointed by Morgan Stanley in consultation with UGC;

reliefs means any relief, loss, exemption, credit, allowance, deduction, charge or set-off relevant to the computation of any liability to make a payment of, or relating to, taxes;

Retained Amount means Morgan Stanley’s reasonable estimate of the potential liabilities or losses and potential post-Disposal price adjustments (including without limitation in respect of tax or tax which would be payable but for the use or set-off of any relief, loss or credit) which it and/or its affiliates may suffer or incur under the agreements governing the Disposal including, without limitation, amounts in respect of deferred consideration, completion accounts adjustments, working capital adjustments, warranties and indemnities and covenants in such agreements;

Screen Rate means in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, as displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, Morgan Stanley may specify another page or service displaying the appropriate rate after consultation with UGC;

Shares means all of the issued share capital of the Morgan Stanley SPV;

Specified Time means in respect of EURIBOR 11:00 a.m. (Brussels time) on Quotation Day;

taxes includes, without limitation, all present and future taxes, withholdings, deductions, assessments, levies, imposts, duties, fees, charges or surcharges, in each case of any nature whatsoever and howsoever termed and wheresoever and howsoever arising, imposed, withheld, deducted, levied, assessed, asserted, charged or demanded at any time by any law of or any competent authority of any jurisdiction, together with all interest thereon and penalties, fines or similar liabilities in respect thereof or other additions thereto and tax and taxation shall be construed accordingly;

Third Party Consideration means the aggregate cash consideration (or, if some or all of the consideration is not cash, the aggregate cash consideration plus such value as KPMG or such other expert as the parties may agree, attributes to such non-cash consideration) received, directly or indirectly, by Morgan Stanley or its affiliates (or, where relevant, the amount of any cash distribution, or if some or all of the distribution is not cash, such amount as KPMG or such other expert as the parties may agree, is attributable to such non-cash distribution received, directly or indirectly, by Morgan Stanley or its affiliates in the event of a Disposal, an Asset Realisation or a Liquidation pursuant to Clause 10) including, for the avoidance of doubt, the assumption of any debt, on a Disposal in Euros (converted at the spot rate on the day of receipt if in another currency) less Morgan Stanley’s reasonable estimate of any tax payable on such consideration or any tax which would have been payable on such consideration but for the use or set-off of any relief, loss or credit less any output VAT due in relation to the Disposal;

Third Party Purchaser means any third party purchaser of the Morgan Stanley Interest other than UGC or any member of the UGC Group or the Guarantor;

Transactions means the Acquisition, the direct or indirect ownership of NTL Ireland by Morgan Stanley and/or its affiliate(s) and the Disposal including, without limitation, the operation of the NTL Ireland business (whether on, prior to, or subsequent to the date of this Agreement);

Transaction Documents means this Agreement and any other agreement or document relating to the Transactions including, without limitation, (i) the offer letter dated 12 April 2005 from Morgan Stanley & Co. International Limited to Goldman Sachs International, (ii) the exclusivity letter dated 12 April 2005 between NTL and Morgan Stanley & Co. International Limited, (iii) the Pledge and the UGC Security Assignment, (iv) the NTL SPA and all agreements referred to therein including, without limitation, (each as defined in the NTL SPA) the Tax Deed, the Asset Transfer Agreement, the Asset Sharing Agreement, the Framework Services Agreement, the Ancillary Agreements and (v) the agreement relating to the hive-down of assets as referred to in Clause 12.7 between the Morgan Stanley SPV and NTL Irish Networks Limited dated on or about the date hereof;

UGC Group means UnitedGlobalCom, Inc. and the Guarantor and any other company or companies which either are or become after the date of this agreement, or have at any time prior to the date of this agreement been, treated as members of the same group as, or otherwise connected or associated in any way with, UnitedGlobalCom, Inc. and the Guarantor for any tax purpose;

UGC Loan Agreement means the loan agreement between UGC and the Morgan Stanley SPV dated on or about the date of this Agreement;

UGC Obligation means any representation, warranty, covenant or undertaking by UGC and/or the Guarantor to indemnify or to pay any amount under this Agreement;

UGC Security Assignment means the security assignment dated on or about the date hereof between UGC and Morgan Stanley; and

VAT means value added tax (or analogous tax) in any jurisdiction applicable to the transactions contemplated by the Transaction Documents.

1.2           Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.  In this Agreement, unless the context otherwise requires, references to Clauses and to Schedules are to be construed as references to the clauses of, and schedules to, this Agreement.

1.3           The recitals to this Agreement do not form an operative part of the Agreement.

1.4           Words importing the plural shall include the singular and vice versa.

1.5           References to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or agency thereof.

1.6           References to indebtedness shall be construed so as to include any obligation or liability (whether present or future, actual or contingent) for the payment, repayment or redemption of any obligation expressed by reference to monetary value or quantity or value of commodities, whether such obligation is performable by the payment of money or in some other way.

1.7           A reference to € is to Euros.

1.8           References to any agreement or document, including this Agreement, shall be deemed also to refer to such agreement or document as from time to time amended, varied, supplemented, novated or replaced, other than in the case of the NTL Ireland Business Plan, which shall be deemed to be a reference to such document in the form it is in at the date of this Agreement.

2.             Sale of the Shares and consideration

2.1           Morgan Stanley agrees to sell and transfer the entire legal and beneficial interest in the Shares free from any Encumbrances together with any debt owed by the Morgan Stanley SPV to Morgan Stanley or its affiliates, (other than debt owed to the subsidiaries of Morgan Stanley SPV) and UGC agrees to purchase and accept the Shares (and any such debt), on the terms and subject to the conditions set out in this Agreement, together with all rights attaching to them including, without limitation, the right to receive all dividends and other distributions declared, made or paid after the date of Closing.

2.2           The total purchase price for the Shares and any debt referred to in Clause 2.1 shall be an amount in cash in Euros equal to €18,200 (being the amount initially subscribed by Morgan Stanley for the equity in the Morgan Stanley SPV) plus the Additional Amount (together with any value added tax thereon) (the Consideration).

3.             UGC Loan

3.1           Immediately prior to the execution of this Agreement, UGC shall lend the full amount of the loan under the UGC Loan Agreement (being €338,559,484) to the Morgan Stanley SPV under the UGC Loan Agreement.

3.2           For the avoidance of doubt, nothing in Clause 3 shall be construed as conferring on UGC any right or entitlement, directly or indirectly, to exercise any control or decisive influence over the Morgan Stanley SPV or over NTL Ireland.

4.             Conditions to Closing

4.1           Closing shall be conditional on the following Conditions having been fulfilled or complied with in accordance with this Agreement:

(a)           completion of the Acquisition; and

(b)           satisfaction of the Competition Condition.

4.2           Morgan Stanley and UGC shall use reasonable endeavours to ensure that the Competition Condition is satisfied as soon as reasonably practicable.

4.3           In the event that the Condition in Clause 4.1(a) is not satisfied within five (5) Business Days of the date hereof, without prejudice to any UGC Obligation which shall continue in full force and effect UGC will pay to Morgan Stanley (save where failure to satisfy such condition is due to the fraud or wilful misconduct of an Indemnified Person), an amount equal to the outstanding Expenses forthwith and on receipt of such Expenses where due, Morgan Stanley shall procure repayment to UGC of the principal amount of the loan under the UGC Loan Agreement in full by the Morgan Stanley SPV and release of the security and obligations of UGC under the UGC Security Assignment and the Pledge in a manner acceptable to UGC acting reasonably.

4.4           In the event that the Condition set out in Clause 4.1(b) is not satisfied by the Long Stop Day or if prior to the Long Stop Day the Irish Competition Authority (the Authority) or the Irish Minister for Enterprise, Trade and Employment (the Minister) has expressly and conclusively refused to grant the approval necessary for the sale of the Morgan Stanley SPV to UGC, Morgan Stanley’s obligation to sell the Morgan Stanley SPV to UGC shall terminate and Morgan Stanley shall effect a Disposal, in each case, in accordance with Clause 9 or Clause 10.

5.             Closing

5.1           Closing shall take place five (5) Business Days following satisfaction of the Conditions (or such other date as the parties may agree in writing).  At least three (3) Business Days prior to Closing (or such other day as Morgan Stanley and UGC may agree in writing) Morgan Stanley shall deliver to UGC notice of the Additional Amount due (and details of its calculation) to Morgan Stanley or its affiliates (other than NTL Ireland).

5.2           On the date of Closing the transfer of the Shares shall be completed, when the events set out in the following provisions of this Clause 5 shall take place.

5.3           Morgan Stanley shall deliver or cause to be delivered to UGC:

(a)           a duly executed notarial deed of sale and transfer in respect of the Shares;

(b)           an updated shareholders’ register of the Morgan Stanley SPV showing UGC registered as the new owner of the Shares; and

(c)           duly executed letters of resignation in the form of Schedule 2 to this Agreement from such directors and secretaries of the Morgan Stanley SPV and its subsidiaries as UGC may nominate.

5.4           UGC shall pay an amount equal to the Consideration to Morgan Stanley at Closing in consideration for the transfer of the Shares together with any debt referred to in Clause 2.1.  On receipt of the Consideration at Closing Morgan Stanley shall immediately (on the date of Closing) release the security and obligations of UGC under the UGC Security Assignment and the Pledge in a manner acceptable to UGC acting reasonably.

6.             Fees and Expenses

UGC agrees to pay Morgan Stanley (or an affiliate thereof) a structuring fee of €4 million (plus VAT where applicable) within fourteen (14) days of receipt of an invoice from Morgan Stanley or its affiliates (or within such longer period after execution of this Agreement as Morgan Stanley may determine).  UGC shall pay to Morgan Stanley a supplemental structuring fee of €150,000 per calendar month for each month until the later to occur of Closing and a Disposal (plus VAT where applicable) (or a proportionate amount of such fee for any part thereof), such fee to be payable within five (5) Business Days of the end of each month.  In addition and without prejudice to Clause 4.3, UGC shall within 30 days of receipt of an invoice from Morgan Stanley pay Morgan Stanley an amount equal to the Expenses from time to time and shall make payment of such amounts into an account as directed in writing by Morgan Stanley.  In addition, within five (5) Business Days of receipt of notice from Morgan Stanley, UGC shall reimburse Morgan Stanley an amount equal to from time to time the Additional Capital Amount and Funding Costs on such amount on demand into an account as directed by Morgan Stanley.

7.             Indemnity

7.1           UGC hereby covenants with each Indemnified Person to indemnify and hold harmless on demand each Indemnified Person against (or if Morgan Stanley so directs in writing to pay to Morgan Stanley the amount otherwise payable to such other Indemnified Person, subject to that Indemnified Person’s consent to such payment in writing) all or any claims (whether or not successful, compromised or settled), actions, liabilities, demands, proceedings or judgments (each a Claim) asserted or established against it in any jurisdiction by any person whatsoever and against all losses, liabilities, damages, demands, costs, charges or expenses (including reasonable legal fees) and tax (other than tax payable in any country on the fee referred to in Clause 6) (each a Loss and together Losses) which that Indemnified Person suffers or incurs or may suffer or incur (including, but not limited to, all Losses suffered or incurred in investigating, preparing for or disputing or defending any Claim and/or in successfully establishing its right to be indemnified pursuant to this Clause 7 and/or in seeking advice regarding any Claim or in any way related to or in connection with this indemnity) if the Claim or Loss arises, directly or indirectly, out of or is attributable to or connected with or related to anything done or omitted to be done by any person (including that Indemnified Person) or otherwise in connection with the Transactions or the Transaction Documents provided however, that the indemnity herein shall not apply in respect of any loss suffered by any Indemnified Person as a result of the fraud or wilful misconduct of any of the Indemnified Persons.  In the case of any Claim and/or Loss, Morgan Stanley shall always have a first option to make a direction as referred to above in this Clause 7.1 and UGC shall ensure that this requirement is always satisfied (subject to receiving the above-mentioned consent in writing from the relevant Indemnified Person), and the making of such payment by UGC shall constitute a full discharge of UGC in respect of such Claim or Loss.  Upon presentation of a demand hereunder a debt shall be owing to Morgan Stanley equal to the amount so demanded.

7.2           Each Indemnified Person will notify UGC as soon as reasonably practicable of any Claim made, taken or threatened against such Indemnified Person in connection with the Transactions or the Transaction Documents.  Each such Indemnified Person will keep UGC reasonably informed of the progress of any such Claim and any action or proceedings being taken by such Indemnified Person in connection therewith, including steps proposed to be taken to defend any such Claim, and shall consult with UGC as to any such action, proceedings or steps.  UGC agrees that any failure by an Indemnified Person to notify UGC, to keep UGC informed or to consult with UGC in respect of a Claim in accordance with this Clause 7.2 shall be without prejudice to:

(a)           any UGC Obligation (save to the extent that any such failure to notify, inform or consult with UGC results in a material increase in the amount that UGC is required to pay under this Clause 7 in respect of such Claim, in which case UGC’s liability under this Clause 7 in respect of such Claim shall be reduced in the amount of such increase); or

(b)           any other obligation or liability that UGC may have to any Indemnified Person otherwise than under this Agreement,

which shall in each case continue in full force and effect.

7.3           Morgan Stanley shall not, without first consulting with UGC, settle or compromise or consent to the entry of any judgment in, or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Clause 7.

7.4           Each Indemnified Person shall have the right, under the Contracts (Rights of Third Parties) Act 1999, to enforce its rights against UGC under this Clause 7 as amended from time to time.

7.5           Notwithstanding that each Indemnified Person shall be entitled to enforce certain rights under this Agreement the parties may enter into any agreement or arrangement with the other parties hereto varying or amending any of the terms of this Agreement or compromising or settling any claim under this Agreement (including in respect of such rights) without reference to the interest of, or the consent of, the Indemnified Persons not party to this Agreement.

7.6           The provisions of this Clause 7 will remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement.

7.7           Notwithstanding any rights or claims which UGC or the Guarantor may have or assert against any Indemnified Person in connection with this Agreement, the Transactions, or the Transaction Documents, no claim shall be made by UGC or the Guarantor or any of their respective affiliates in any jurisdiction against any Indemnified Person to recover any Loss or Claim suffered or incurred by any person and which arises, directly or indirectly, or is attributable to or related to anything done or omitted to be done by any person (including an Indemnified Person) in connection with the Transactions or the Transaction Documents (save in the case of the fraud or wilful misconduct of that Indemnified Person).

8.             Guarantee and indemnity

Guarantee and Indemnity

8.1           The Guarantor irrevocably and unconditionally:

(a)           guarantees to each Guaranteed Party punctual performance by UGC of all UGC’s obligations under this Agreement, the UGC Security Assignment and the Transaction Documents;

(b)           undertakes to each Guaranteed Party that whenever UGC does not pay any amount when due under or in connection with this Agreement, the UGC Security Assignment or the Transaction Documents, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)           agrees to indemnify each Guaranteed Party immediately on demand against any cost, loss or liability suffered by that Guaranteed Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal (save to the extent that such indemnification itself is or becomes unenforceable, invalid or illegal).  The amount of the cost, loss or liability shall be equal to the amount which that Guaranteed Party would otherwise have been entitled to recover.

Continuing Guarantee

8.2           This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by UGC under this Agreement and the UGC Security Assignment, regardless of any intermediate payment or discharge in whole or in part.

Reinstatement

8.3           If any payment by UGC or any discharge given by a Guaranteed Party (whether in respect of the obligations of UGC or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)           the liability of UGC shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)           each Guaranteed Party shall be entitled to recover the value or amount of that security or payment from UGC and the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred, save to the extent that such continuance of liability or entitlement to recover (as the case may be) is or becomes unenforceable, invalid or illegal.

Waiver of Defences

8.4           The obligations of the Guarantor under this Clause 8 will not be affected by any act, omission, matter or thing (other than fraud or wilful misconduct on the part of any Indemnified Person) which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 8 (without limitation and whether or not known to it or any Guaranteed Party) including:

(a)           any time, waiver or consent granted to, or composition with, UGC or other person;

(b)           the release of UGC or any other person under the terms of any composition or arrangement with any creditor of any member of the UGC group;

(c)           the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, UGC or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of UGC or the Guarantor;

(e)           any amendment (however fundamental) or replacement of this Agreement or the UGC Security Assignment or the Transaction Documents or any other document or security (provided however that the Guarantee will in such event be amended to the extent provided for in the amended/replaced documents);

(f)            any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or the UGC Security Assignment or the Transaction Documents or any other document or security; or

(g)           any insolvency or similar proceedings.

Immediate Recourse

8.5           The Guarantor waives any right it may have of first requiring any Guaranteed Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 8.  This waiver applies irrespective of any law or any provision of this Agreement, the UGC Security Assignment or any other Transaction Document to the contrary.

Appropriations

8.6           Until all amounts which may be or become payable by UGC under or in connection with this Agreement, the UGC Security Assignment and the Transaction Documents have been irrevocably paid in full, each Guaranteed Party (or any trustee or agent on its behalf) may:

(a)           refrain from applying or enforcing any other moneys, security or rights held or received by that Guaranteed Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)           hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 8.

Deferral of Guarantors’ Rights

8.7           Until all amounts which may be or become payable by UGC under or in connection with this Agreement, the UGC Security Assignment and the Transaction Documents have been irrevocably paid in full, the Guarantor shall not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement, the UGC Security Assignment or the Transaction Documents:

(a)           to be indemnified by UGC;

(b)           to claim any contribution from UGC under this Agreement, the UGC Security Assignment and the Transaction Documents; and/or

(c)           to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Guaranteed Parties under this Agreement, the UGC Security Assignment or the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, this Agreement, the UGC Security Assignment or the Transaction Documents by any Guaranteed Party,

save, in each case, in the event of fraud or wilful misconduct on the party of any Indemnified Person.

Additional security

8.8           This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Guaranteed Party.

Third party rights

8.9           Each Guaranteed Party shall have the right, under the Contracts (Rights of Third Parties) Act 1999, to enforce its rights against the Guarantor under this Clause 8 as amended from time to time.

8.10         Notwithstanding that each Guaranteed Party shall be entitled to enforce certain rights under this Agreement, the parties to this Agreement may enter into any agreement or arrangement with the other parties hereto varying or amending any of the terms of this Agreement or compromising or settling any claim under this Agreement (including in respect of such rights) without reference to the interest of, or the consent of, the Guaranteed Parties not party to this Agreement.

9.             Sale to a Third Party Purchaser

9.1           In the event that the Condition set out in Clause 4.1(b) is not satisfied by the Long Stop Day, or if prior to the Long Stop Day the Irish Competition Authority or the Minister has expressly and conclusively refused to grant the approval necessary for the sale of the Morgan Stanley SPV to UGC, without prejudice to any UGC Obligation which shall continue to have full force and effect (save where the failure to satisfy or refusal (as the case may be) is due to fraud or wilful misconduct on the part of an Indemnified Person), Morgan Stanley shall exercise the Call Option under Clause 9.2 and shall effect a Disposal to a Third Party Purchaser for such consideration and on such terms and conditions as Morgan Stanley may determine in its absolute discretion.

9.2           UGC hereby grants (for €1, receipt of which is hereby acknowledged by UGC) to Morgan Stanley an option to require UGC to sell all amounts owing to UGC at any time under the UGC Loan Agreement to Morgan Stanley or its nominee (the Call Option) immediately prior to and solely in connection with a Disposal to a Third Party Purchaser pursuant to Clause 9.1, or immediately prior to and solely in connection with an Asset Realisation or Liquidation pursuant to Clause 10.1.  The Call Option shall be exercisable in consideration for Morgan Stanley’s agreement to pay to UGC an amount equal to the Third Party Consideration as adjusted in accordance with Clause 9.5 and Clause 9.6, provided that if the Third Party Consideration is nil the Call Option shall still be exercisable.  In the event that the Third Party Consideration becomes payable to UGC, Morgan Stanley shall be entitled to set-off any amounts owing to it and only account to UGC for the residual amount (if any).

9.3           Morgan Stanley shall exercise the Call Option by delivery of a notice (in the form in Schedule 3 to this Agreement) (the Call Option Notice) to UGC before 3 p.m. on any Business Day, subject to the provisions of Clause 9.2.  UGC shall before 12 noon on the Business Day following the Business Day on which a Call Option Notice was sent, execute a Transfer Certificate (as defined in the UGC Loan Agreement) in accordance with Clause 8 of the UGC Loan Agreement effecting the novation of all amounts owing to UGC under the UGC Loan Agreement to Morgan Stanley or its nominee in accordance with Clause 9.2.  UGC has assigned all of its rights and benefits under the UGC Loan Agreement by way of security to Morgan Stanley.  It is expressly acknowledged that if UGC is in default of its obligations under, inter alia, this Clause 9.3 in not executing and delivering a Transfer Certificate in accordance with the UGC Loan Agreement, Morgan Stanley shall be entitled to enforce the security constituted by the UGC Security Assignment and rely upon the security power of attorney contained therein and properly execute the Transfer Certificate on behalf of UGC (including in its capacity as the Morgan Stanley SPV’s agent for this purpose) and the security constituted by the Pledge shall become enforceable in accordance with its terms.

9.4           Immediately following the exercise of the Call Option, Morgan Stanley shall sell or otherwise dispose of the Morgan Stanley Interest to the relevant Third Party Purchaser and shall novate to such Third Party Purchaser any right to repayment of debt owing by the Morgan Stanley SPV (or any of its subsidiaries) to Morgan Stanley or any of its affiliates (other than the Morgan Stanley SPV or any of its subsidiaries), whether owing under the UGC Loan Agreement or otherwise, in consideration for the Third Party Consideration.  For the avoidance of doubt, Morgan Stanley shall be entitled to deal with such debt (or entitled to procure that such debt is dealt with) in any other manner provided that it shall not be dealt with by Morgan Stanley or its affiliates, acting in good faith, in a manner which reduces the net amount that would otherwise be payable to UGC under Clause 9.5.

9.5           Following any sale of the Morgan Stanley Interest pursuant to Clause 9.3 and Clause 9.4 and subject always to Clause 9.2, Morgan Stanley shall transfer to UGC on receipt by Morgan Stanley of the Third Party Consideration an amount equal to the Third Party Consideration less (i) an amount equal to the Consideration, (ii) an amount in respect of any tax payable in connection with extracting funds from the Morgan Stanley SPV (in the event that NTL Ireland is sold) or NTL Ireland including without limitation if such extraction is effected by Liquidation of the Morgan Stanley SPV or NTL Ireland and (iii) any Retained Amount to UGC in full satisfaction of Morgan Stanley’s and its affiliates’ obligations under Clauses 9.2 and 9.3.  In the event that there is a Deficit, UGC shall forthwith on demand pay an amount equal to such Deficit to Morgan Stanley and Morgan Stanley shall be deemed to have satisfied its payment obligations under Clause 9.2 and 9.3.

9.6           Morgan Stanley shall repay the Retained Amount (or part of it) to UGC if, and at such time as, the potential liability or loss to which the Retained Amount (or part of it) relates will not, in Morgan Stanley’s sole discretion (but acting reasonably), be realised.  Morgan Stanley shall also pay to UGC the amount of any cash or cash equivalent received by Morgan Stanley in respect of an Asset Realisation, a SPV Liquidation, an NTL Communications Liquidation and/or a NTL Networks Liquidation received subsequent to a Disposal to the extent not already included in the Third Party Consideration or the Retained Amount less (i) any costs reasonably incurred by Morgan Stanley or its affiliates in recovering such amount and (ii) Morgan Stanley’s reasonable estimate of any tax payable on such amount or any tax which would have been payable on such amount but for the use of set-off of any relief, loss or credit less any output VAT due in relation to such amount.

9.7           Morgan Stanley shall have sole discretion to structure the Disposal of the Morgan Stanley Interest to a Third Party Purchaser provided that any Disposal pursuant to this Agreement shall be a disposal of all (and not part only) of the Morgan Stanley Interest.  However, without prejudice to the foregoing provision of this Clause 9.7, Morgan Stanley agrees to consult in good faith with UGC in relation to the structure of any such proposed Disposal in the context of what would be in UGC’s best interests, provided that Morgan Stanley shall not be obliged to comply with any request made of it by UGC in regard to such structure.

10.          Realisation of Assets and Liquidation

10.1         In the absence of fraud or wilful misconduct on the part of an Indemnified Person relating to the sale or disposal of the Morgan Stanley Interest, in the event that Morgan Stanley, having used its reasonable endeavours, is not able to sell or otherwise dispose of the Morgan Stanley Interest to a Third Party Purchaser in accordance with Clause 9 for a Third Party Consideration that is greater than €1 within one year of the date of completion of the Acquisition or such longer period as the Authority may determine and specify under Section 16(9)(b) of the Irish Competition Act 2002 (the Act) Morgan Stanley shall realise all of the Morgan Stanley Interest for such consideration and on such terms and conditions as Morgan Stanley may determine in its absolute discretion (an Asset Realisation).

10.2         Pursuant to, or independent of, an Asset Realisation, any or all of the Morgan Stanley SPV, NTL Communications (Ireland) Limited and NTL Irish Networks Limited and/or any of their respective subsidiaries may be made subject to Liquidation (an SPV Liquidation, an NTL Communications Liquidation and an NTL Networks Liquidation, respectively).

10.3         Immediately prior to and solely in connection with any Asset Realisation, SPV Liquidation, NTL Communications Liquidation or NTL Networks Liquidation, Morgan Stanley shall exercise the Call Option in accordance with Clause 9.3, and on receipt by Morgan Stanley of any Third Party Consideration following such Asset Realisation, SPV Liquidation, NTL Communications Liquidation or NTL Networks Liquidation, Morgan Stanley shall transfer to UGC such Third Party Consideration less (i) an amount equal to the Consideration, (ii) an amount in respect of any tax payable in connection with extracting funds from the Morgan Stanley SPV (in the event that there is a Liquidation of NTL Ireland) or NTL Ireland including without limitation if such extraction is effected by a Liquidation of the Morgan Stanley SPV or NTL Ireland, and (iii) the Retained Amount in full satisfaction of Morgan Stanley’s obligations under this Clause 10.3.  In the event that there is a Deficit, UGC shall forthwith on demand pay an amount equal to such Deficit to Morgan Stanley and Morgan Stanley shall be deemed to have satisfied its obligations under Clauses 9.2 and this Clause 10.3.

10.4         Morgan Stanley shall repay the Retained Amount (or part of it) to UGC if, and at such time as, the potential liability or loss to which the Retained Amount (or part of it) relates will not, in Morgan Stanley’s sole discretion (but acting reasonably), be realised.  Morgan Stanley shall also pay to UGC the amount of any cash or cash equivalent received by Morgan Stanley in respect of an Asset Realisation, a SPV Liquidation, an NTL Communications Liquidation and/or a NTL Networks Liquidation received subsequent to a Disposal to the extent not already included in the Third Party Consideration or the Retained Amount or in Clause 9.6 less (i) any reasonably incurred costs by Morgan Stanley or its affiliates in recovering such amount and (ii) Morgan Stanley’s reasonable estimate of any tax payable on such amount or any tax which would have been payable on such amount but for the use of set-off of any relief, loss or credit less any output VAT due in relation to such amount.

10.5         Any or all reasonably incurred expenditure, costs, charges, fees and expenses (with, in each case, any related VAT) payable or paid:

(a)           by any or all of Morgan Stanley, the Morgan Stanley SPV, NTL Communications (Ireland) Limited and NTL Irish Networks Limited and/or any of their respective subsidiaries; and

(b)           out of the estates of any or all of Morgan Stanley SPV, NTL Communications (Ireland) Limited and NTL Irish Networks Limited and/or any of their respective subsidiaries,

in connection with, or incidental to any or all of an Asset Realisation, an SPV Liquidation, an NTL Communications Liquidation and an NTL Networks Liquidation, shall be treated as Expenses in accordance with the terms of this Agreement (excluding any such amounts (i) that are payable or paid by NTL Communications (Ireland) Limited and NTL Irish Networks Limited and/or any of their respective subsidiaries or out of any of their estates and (ii) for which NTL Communications (Ireland) Limited and NTL Irish Networks Limited and/or any of their respective subsidiaries or any of their estates is liable).

11.          Representations, warranties and undertakings

11.1         UGC and the Guarantor hereby warrant to Morgan Stanley that as at the date of this Agreement:

(a)           UGC and the Guarantor have the right, power and authority to enter into this Agreement and to perform their obligations hereunder (in each case without any consent, approval or notice of any person, governmental agency or body);

(b)           none of the events contemplated by this Agreement, the UGC Loan Agreement, the UGC Security Assignment or the Pledge would or might constitute an event of default or potential event of default in, or otherwise be a breach of, any agreement relating to borrowing or indebtedness in the nature of borrowing which has been entered into by UGC or the Guarantor or any of their affiliates in a manner which is prejudicial to Morgan Stanley or its affiliates’ rights under this Agreement or the Transaction Documents, neither would it be a breach of any borrowing restriction contained in the constitutional documents of UGC or the Guarantor or any of their affiliates;

(c)           the entry into and performance by UGC and the Guarantor of this Agreement and the entry into and performance by UGC of the UGC Loan Agreement, the UGC Security Assignment and the Pledge does not infringe UGC’s or the Guarantor’s constitutional documents, has been duly authorised and complies and will comply in all respects with all relevant Laws of the relevant state of incorporation for each of UGC and the Guarantor;

(d)           UGC and the Guarantor have sought and will continue to seek periodically and will follow advice (and will continue to do so) from their auditors and legal advisers in relation to the Guarantor’s financial reporting and any other disclosure or regulatory obligations to their stakeholders or creditors during the period that Morgan Stanley or its affiliates own NTL Ireland;

(e)           the Guarantor and/or UnitedGlobalCom, Inc. will comply with SEC requirements in relation to reporting and will consolidate the Morgan Stanley SPV and NTL Ireland in accordance with US GAAP (FIN46R);

(f)            that the subject matter of the transactions contemplated by the Transaction Documents, connote a relationship between UGC and the Morgan Stanley SPV which for the purposes of the application of the Exemption Regulation of the Dutch Minister of Finance under the Act on the Supervision of the Credit System 1992 (Wet toezicht kredietwezen 1992), in particular Clause 2 of that regulation, qualifies as a restricted circle (“besloten kring”) and that as a consequence the loan made available by UGC to the Morgan Stanley SPV pursuant to the UGC Loan Agreement does not violate clause 82 of the Act on the Supervision of the Credit System 1992;

(g)           each of UGC and the Guarantor has its centre of main interests (within the meaning of Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Procedures) in The Netherlands;

(h)           UGC has the right, power and authority to enter into the UGC Loan Agreement, the UGC Security Assignment and the Pledge and to perform its obligations thereunder (in each case without any consent, approval or notice of any person, governmental agency or body); and

(i)            the obligations of UGC and the Guarantor under this Agreement and the obligations of UGC under the UGC Loan Agreement, the UGC Security Assignment and the Pledge constitute legal, valid and binding obligations on UGC and the Guarantor, as the case may be, which are enforceable by Morgan Stanley (in respect of this Agreement) and by the Morgan Stanley SPV (in respect of the UGC Loan Agreement, the UGC Security Assignment and the Pledge) in the English Courts.

11.2         UGC and the Guarantor hereby warrant to Morgan Stanley that as at the date of Closing:

(a)           UGC and the Guarantor have the right, power and authority to perform their obligations hereunder (in each case without any consent, approval or notice of any person, governmental agency or body);

(b)           none of the events contemplated by this Agreement constitute or might constitute an event of default or potential event of default in, or otherwise be a breach of, any agreement relating to borrowing or indebtedness in the nature of borrowing which has been entered into by UGC or the Guarantor or any of their affiliates in a manner which is prejudicial to Morgan Stanley or its affiliates’ rights under this Agreement or the Transaction Documents, neither would it be a breach of any borrowing restriction contained in the constitutional documents of UGC or the Guarantor or any of their affiliates;

(c)           the performance by UGC and the Guarantor of this Agreement does not infringe UGC’s or the Guarantor’s constitutional documents, has been duly authorised and complies and will comply in all respects with all relevant Laws of the relevant state of incorporation for each of UGC and the Guarantor; and

(d)           the obligations of UGC and the Guarantor under this Agreement constitute legal, valid and binding obligations on UGC and the Guarantor, as the case may be, which are enforceable by Morgan Stanley (in respect of this Agreement) in the English Courts.

11.3         UGC and the Guarantor undertake to Morgan Stanley that they will, as soon as practicable after becoming aware of the same, give notice to Morgan Stanley of any breach by either of them of any warranty given by them under Clause 11.1 and to be given by them under Clause 11.2 of this Agreement.

11.4         UGC and the Guarantor undertake to Morgan Stanley that in the event of a breach of Clause 11.1(f), the Guarantor (or in the event that the Guarantor is not permitted to do so by any relevant law, such other UGC Group company as may be permitted by such law) shall immediately assume all of UGC’s obligations under the UGC Loan Agreement and shall perform those obligations in order that none of Morgan Stanley’s or its affiliates’ rights or entitlements under this Agreement, the UGC Loan Agreement, the UGC Security Assignment or the Pledge are in any way prejudiced.

11.5         UGC and Morgan Stanley shall provide (or cause to be provided to) the other party in a timely manner with such information as is reasonably necessary to enable such other party to comply with its obligations in relation to the filing of the tax returns relating to Morgan Stanley SPV or NTL Ireland, in particular the filing of tax returns in the USA.  UGC undertakes to Morgan Stanley that it shall not make (or cause the making of) any elections, claims, notifications or filings (except as required by law) with any tax authority with respect to tax matters relating to any period up to and including the date of Closing with respect to the Morgan Stanley SPV or NTL Ireland without the prior written consent of Morgan Stanley.  In addition, Morgan Stanley agrees to notify UGC of any elections, claims, notifications or filings which Morgan Stanley considers in its sole discretion to be material.

11.6         UGC warrants that it does not have the power to secure:

(a)           by means of the holding of shares or the possession of voting power in or in relation to Morgan Stanley SPV or NTL Ireland; or

(b)           by virtue of any powers conferred by the articles of association or other document regulating the Morgan Stanley SPV or NTL Ireland,

that the affairs of either Morgan Stanley SPV or NTL Ireland are conducted in accordance with its wishes.

11.7         Morgan Stanley hereby warrants to UGC that as at the date of this Agreement:

(a)           Morgan Stanley has the right, power and authority to enter into this Agreement, the UGC Security Assignment and the Pledge and to perform its obligations thereunder (in each case without any consent, approval or notice of any person, governmental agency or body);

(b)           none of the events contemplated by this Agreement, the UGC Security Assignment or the Pledge would or might constitute an event of default or potential event of default in, or otherwise be a breach of, any agreement relating to borrowing or indebtedness in the nature of borrowing which has been entered into by Morgan Stanley, neither would it be a breach of any borrowing restriction contained in the constitutional documents of Morgan Stanley;

(c)           the entry into and performance by Morgan Stanley of this Agreement, the UGC Security Assignment and the Pledge and the entry into and performance by the Morgan Stanley SPV of the UGC Loan Agreement, does not infringe Morgan Stanley’s or the Morgan Stanley SPV’s constitutional documents as the case may be, has been duly authorised and complies and will comply in all respects with all relevant Laws of England;

(d)           the Morgan Stanley SPV has the right, power and authority to enter into the UGC Loan Agreement and to perform its obligations thereunder (in each case without any consent, approval or notice of any person, governmental agency or body); and

(e)           the obligations of Morgan Stanley under this Agreement, the UGC Security Assignment and the Pledge and the obligations of the Morgan Stanley SPV under the UGC Loan Agreement, constitute legal, valid and binding obligations of Morgan Stanley and the Morgan Stanley SPV as the case may be which are enforceable by UGC in the English Courts.

11.8         Morgan Stanley hereby warrants to UGC that as at the date of Closing:

(a)           Morgan Stanley has the right, power and authority to perform its obligations hereunder and the Morgan Stanley SPV has the right, power and authority to perform its obligations under the UGC Loan Agreement (in each case without any consent, approval or notice of any person, governmental agency or body);

(b)           none of the events contemplated by this Agreement would or might constitute an event of default or potential event of default in, or otherwise be a breach of, any agreement relating to borrowing or indebtedness in the nature of borrowing which has been entered into by Morgan Stanley in a manner which is prejudicial to Closing, neither would it be a breach of any borrowing restriction contained in the constitutional documents of Morgan Stanley;

(c)           the obligations of Morgan Stanley under this Agreement constitute legal, valid and binding obligations of Morgan Stanley which are enforceable by UGC in the English Courts and the obligations of the Morgan Stanley SPV under the UGC Loan Agreement constitute legal, valid and binding obligations of the Morgan Stanley SPV which are enforceable by UGC in the English Courts;

(d)           all of the Shares are fully-paid, or properly credited as fully-paid, and Morgan Stanley is the sole legal and beneficial owner of the Shares free from all security interests, options, equities, claims or other third party rights (including, without limitation, rights of pre-emption) of any nature whatsoever and Morgan Stanley has the legal right to dispose of the Shares;

(e)           since the date of incorporation and until the date of Closing, the Morgan Stanley SPV has at no time traded or incurred any liabilities or commitments (actual or contingent, present or future) save in relation to the acquisition, ownership and management of NTL Ireland;

(f)            other than as provided for under the terms of the Transaction Documents, no person has, or may in any circumstances have or acquire, the right to subscribe for or purchase any share or loan capital of the Morgan Stanley SPV or to convert any of the Shares into shares of a different class or to convert any loan capital into shares;

(g)           the Morgan Stanley SPV has not at any time been a subsidiary of any company other than Morgan Stanley (or its affiliates);

(h)           the Morgan Stanley SPV does not have nor has had any subsidiaries other than NTL Communications (Ireland) Limited and NTL Irish Networks Limited and their respective subsidiaries (from time to time);

(i)            the register of members and other statutory books of the Morgan Stanley SPV have been, in all material respects, properly kept and in all material respects, contain a true, accurate and complete record of the matters with which they should deal and no notice or allegation that they are incorrect in any material respect or that they should be rectified in any material respect has been made;

(j)            the Morgan Stanley SPV has complied in all material respects with all of its statutory tax filing, payment and reporting obligations under the laws of the Netherlands; and

(k)           the Morgan Stanley SPV will be a corporation for US tax purposes.

11.9         Morgan Stanley undertakes to UGC that it will, as soon as practicable after becoming aware of the same, give notice to UGC of any breach by it of any of the warranties given by it under this Clause 11 of this Agreement.

11.10       Other than as contemplated or provided for in this Agreement, Morgan Stanley agrees that it will not transfer the Shares or the Morgan Stanley Interest to any affiliate of Morgan Stanley during the Period without UGC’s consent, such consent not to be unreasonably withheld or delayed.

11.11       In the event that UGC requests that, instead of acquiring the Shares it wishes to acquire the Morgan Stanley Interest by some other method, Morgan Stanley agrees to consult in good faith with UGC in relation to such request provided that, in the event that Morgan Stanley does not agree to such request, the sale of the Shares shall proceed as provided in this Agreement.

11.12       Prior to requesting payment from UGC in respect of discharging any VAT payments payable by it hereunder Morgan Stanley agrees to consult with UGC in relation the issuing of VAT invoices provided that nothing in this clause shall oblige Morgan Stanley to take into account any comments UGC may have or fetter Morgan Stanley’s sole discretion to issue VAT invoices.

11.13       Prior to the submission of any claim or election in respect of the Morgan Stanley SPV (which Morgan Stanley is aware of and considers in its sole discretion to be material), Morgan Stanley agrees to consult with UGC in relation to such submission provided that nothing in this clause shall oblige Morgan Stanley to take into account any comments UGC may have or fetter Morgan Stanley’s sole discretion to deal with or make any such submission.  For the avoidance of doubt nothing in this clause or this agreement obliges Morgan Stanley or any of its affiliates to provide UGC with copies of any tax returns or extracts thereof (or any other information whether of the US or otherwise).

11.14       Morgan Stanley agrees that to the extent that any relief is considered by Morgan Stanley to arise pursuant to the Disposal and which is not considered by Morgan Stanley to be capable of set off against the Additional Amount, and is otherwise available and utilisable as initially determined by the filing position taken by Morgan Stanley in preparing its US tax return for the year ended 30 November 2005, Morgan Stanley acting at its sole discretion, shall:

(a)           notify UGC of the quantum of such relief as set out in its US tax return; and

(b)           determine the quantum of the relief (as mentioned in (i) above) once the relevant US taxation authorities have finally confirmed that the relief is available and utilisable and Morgan Stanley shall once the relief has actually been used by Morgan Stanley pay to UGC or its affiliates, an amount equal to the monetary value (as determined by Morgan Stanley) of such relief (or such part of it as has been used).

The provisions of this clause shall terminate on 30 November 2010 and Morgan Stanley shall have no obligations under this clause after this date.

11.15       UGC agrees that any failure by Morgan Stanley to comply with its obligations in clauses 11.5, and 11.12 to 11.14 shall be without prejudice to:

(a)           any UGC Obligation; or

(b)           any other obligation or liability that UGC may have to any Indemnified Person otherwise than under this Agreement,

which shall in each case continue in full force and effect.

12.          Preservation of the business of NTL Ireland

12.1         The parties acknowledge and accept that the provisions of Clause 12 are designed to preserve the value of the business of NTL Ireland.

12.2         Morgan Stanley undertakes to UGC that in order to preserve the value of NTL Ireland during the period of the Morgan Stanley SPV’s ownership, it shall within two (2) Business Days of completion of the Acquisition procure the amendment (and, within the relevant prescribed period, the necessary statutory filing) and procure that the same shall not subsequently be amended prior to the earlier of (i) a Disposal, (ii) the Long Stop Day and (iii) failure to satisfy any of the Conditions), the Memorandum and Articles of Association of each of NTL Communications (Ireland) Limited and NTL Irish Networks Limited and their respective subsidiaries (in the relevant form annexed hereto in Annex 1, Part 2) and, as soon as reasonably practicable, of the Morgan Stanley SPV (in the form annexed hereto in Annex 1, Part 1).

12.3         UGC acknowledges and accepts that:

(a)           neither Morgan Stanley nor its affiliates have any expertise in the management, ownership or operation of companies carrying on the business of NTL Ireland; and

(b)           Morgan Stanley, its affiliates and their respective directors and employees will own and manage the Morgan Stanley SPV but will have no active role in the management or operation of NTL Ireland but will act only as passive equity owners relying on existing NTL Ireland management and any replacement management to manage and run that business.

12.4         Morgan Stanley acknowledges and accepts that it is UGC’s expectation that NTL Ireland management will operate the business of NTL Ireland in accordance with NTL Ireland’s business plan (in the form annexed hereto in Annex 2) (the NTL Ireland Business Plan).  Morgan Stanley shall in good faith request that the Morgan Stanley SPV (i) comply with the provisions of its constitutional documents in the form annexed hereto and (ii) use its reasonable efforts to ensure that NTL Communications (Ireland) Limited and NTL Irish Networks Limited operate their businesses in all material respects, in accordance with the NTL Ireland Business Plan and their respective Memoranda and Articles of Association by, in each case, solely sending a notice to the Morgan Stanley SPV requesting that it complies with the provisions of its constitutional documents and solely sending a notice to NTL Communications (Ireland) Limited and NTL Irish Networks Limited requesting that they so operate their business in accordance with the NTL Ireland Business Plan and their respective Memoranda and Articles of Association.  Without prejudice to the generality of Clause 7 it is agreed that Morgan Stanley and its affiliates and the Indemnified Persons shall have no liability in relation to such request and notice for any actions taken by NTL Ireland or its management as a result of such request and notice or otherwise.  Furthermore, it is acknowledged and agreed that the reasonable efforts of the Morgan Stanley SPV shall extend only to monitoring the operation by NTL Ireland and its subsidiaries of its business in accordance with the NTL Ireland Business Plan and the relevant entities’ Articles of Association but shall not require the Morgan Stanley SPV or any of its affiliates to direct or instruct the board of directors of any of NTL Communications (Ireland) Limited or NTL Irish Networks Limited or any of their respective subsidiaries.

12.5         In order for the Guarantor to comply with the US GAAP requirement (FIN 46R) to consolidate the Morgan Stanley SPV and to comply with the SEC requirements in relation to reporting, Morgan Stanley shall promptly following completion of the Acquisition procure that the Morgan Stanley SPV shall deliver an instruction to NTL Communications (Ireland) Limited and NTL Irish Networks Limited instructing NTL Communications (Ireland) Limited and NTL Irish Networks Limited to complete and supply to the Morgan Stanley SPV a US GAAP reporting pack (in the form annexed hereto in Annex 3) and instruct the Morgan Stanley SPV to complete such US GAAP reporting pack (on a non-consolidated basis), in each case, on a quarterly basis.  On receipt of each such US GAAP reporting packs, Morgan Stanley shall procure that such reporting packs are provided to the Guarantor.  Without prejudice to the generality of Clause 7 it is agreed that Morgan Stanley and its affiliates and the Indemnified Persons shall have no liability in relation to such information and instruction or for any actions taken by UGC, NTL Ireland or their respective managements and affiliates as a result of such information and instruction or otherwise.

12.6         In addition to the instruction sent pursuant to Clause 12.3, Morgan Stanley shall procure that the Morgan Stanley SPV delivers an instruction to the relevant NTL Ireland company requesting information in the terms of Article 1.5 of the relevant NTL Ireland company’s Articles of Association, such request to be in such terms as UGC may reasonably require provided always that such request will only be made by Morgan Stanley if Morgan Stanley has received legal advice that such information can be passed to UGC without risk of such request giving UGC direct or indirect control over the Morgan Stanley SPV or NTL Ireland.  On receipt of such information by the Morgan Stanley SPV, Morgan Stanley shall procure, provided always that the relevant legal advice remains valid, that such information is provided to UGC.

12.7         Morgan Stanley hereby undertakes to procure that prior to Closing it shall procure the transfer of the Additional Assets to NTL Irish Networks Limited.

13.          Deductions and Withholdings

13.1         All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law.

13.2         If any deduction or withholding is required by law from any payment in respect of a UGC Obligation then, except in relation to interest, the party making the payment shall be obliged to pay the other party such additional sum as will, after such deduction or withholding has been made, leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

13.3         If any tax, revenue or fiscal authority brings into charge to tax (or would have brought into charge to tax but for the use or set-off of any relief, loss or credit) any sum in respect of a UGC Obligation under this Agreement, then the amount so payable shall be grossed up by such amount as will ensure that, after payment of the tax so charged (or that would have been charged but for such use or set-off), there will be left a sum equal to the amount that would otherwise have been payable had the sum in question not been so charged to tax.

13.4         For the avoidance of doubt, Clause 13.2 and Clause 13.3 shall not apply to the fee referred to in Clause 6.

14.          Payments

14.1         Any payment to be made pursuant to this Agreement by UGC and/or the Guarantor shall be made to the bank account with account number 001000-0000-46961A and swift PARBFRPP in immediately available funds by electronic transfer in € on the due date for payment, or such other account as Morgan Stanley shall nominate in writing.

14.2         Without prejudice to the generality of Clauses 6 and 7, UGC (and the Guarantor as the case may be) shall bear all stamp, notarisation fees or other documentary or transaction duties, stamp duty reserve tax, capital duty and any other transfer taxes arising in any jurisdiction as a result or in consequence of this Agreement or of its implementation.

14.3         Without prejudice to the generality of Clauses 6 and 7, UGC and the Guarantor jointly and severally covenant with Morgan Stanley to pay to Morgan Stanley an amount equivalent to any tax or any amount on account of tax which Morgan Stanley or any of its affiliates (excluding (i) NTL Ireland and (ii) the Morgan Stanley SPV, in the event of a disposal of the Morgan Stanley SPV to UGC pursuant to the terms of this Agreement for periods after the date of Closing) pay or are required to pay as a result of a failure by any company within the NTL Group and/or the UGC Group to discharge that tax.

14.4         If UGC fails to pay any amount due to Morgan Stanley or any of its affiliates in accordance with this Agreement, UGC shall be liable to pay interest to Morgan Stanley on such overdue sum from the due date for payment at EURIBOR plus 1.2%, accruing on a daily basis until payment is made, whether before or after any judgement.

15.          Miscellaneous Provisions

Submission to the Authority

15.1         The parties shall co-operate fully in preparing, after the date of this Agreement, a joint notification to the Authority in respect of the proposed sale of the Shares by Morgan Stanley to UGC subject to and in accordance with the terms of this Agreement (the Submission) in order that such Submission can be made as soon as reasonably practicable after the date of this Agreement.

15.2         The preparation on the Submission shall be co-ordinated by UGC, and each of the parties shall, and Morgan Stanley shall use reasonable endeavours to procure that the Morgan Stanley SPV shall, promptly provide all such information as may be considered reasonably necessary or desirable for the purposes of the preparation of the Submission.

15.3         Each of the parties undertakes with each other that it shall, and Morgan Stanley undertakes that it shall procure that the Morgan Stanley SPV shall, respond to any further inquiries made by the Authority as expeditiously as is reasonably possible in connection with the Submission and, if responding in writing, shall allow the other parties to review and comment on such responses to make such amendments to the content of such responses as they may reasonably request.

Rights Cumulative

15.4         The rights of Morgan Stanley and its affiliates under this Agreement are cumulative, may be exercised as often as it is considered appropriate and are in addition to Morgan Stanley’s and its affiliates’ rights under general law.  The rights of Morgan Stanley and its affiliates (whether arising under this Agreement or the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing; and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on the part of Morgan Stanley or any of its affiliates or on their behalf shall in any way preclude Morgan Stanley and its affiliates from exercising any such right or constitute a suspension or any variation of any such right.

Waivers

15.5         No failure or delay by any party in exercising any right or remedy provided by law under or pursuant to the Agreement shall impair such rights or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

15.6         Any waiver and any consent by Morgan Stanley or any of its affiliates under this Agreement must be in writing and may be given subject to any conditions thought fit by Morgan Stanley or any of its affiliates.  Any waiver or consent shall be effective only in the instance and for the purposes for which it is given.

Invalidity

15.7         If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Variations

15.8         The provisions of this Agreement shall not be varied otherwise than by an instrument in writing executed by or on behalf of both parties.

Counterparts

15.9         This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Entire Agreement

15.10       This Agreement together with the other Transaction Documents sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement.  It is agreed that:

(a)           no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement or the other Transaction Documents;

(b)           (except for breach of an express warranty under this Agreement) no party shall have any claim or remedy under this Agreement in respect of misrepresentation (whether negligent or otherwise, and whether made prior to or in this Agreement or untrue statement made by any other party);

(c)           this clause shall not exclude any liability for fraudulent misrepresentations.

No Double Counting

15.11       Each of the parties hereby agrees that where, pursuant to any particular provision of this Agreement, it has received and retained payment in full in respect of any particular Loss or Claim sustained or incurred by it in accordance with the terms of this Agreement, it shall not make a second claim in respect of such Loss or Claim (arising in relation to the same facts and subject matter), notwithstanding that it may be expressed to be entitled to make a claim for such Loss or Claim pursuant to one or more other provisions of this Agreement.

Successors in Title and Assignment

15.12       This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their successors and assigns.

15.13       Neither party shall be entitled to assign the benefit of this Agreement without the prior written consent of the other.

Rights of Third Parties

15.14       Except as expressly provided in this Agreement, a person who is not a party to this Agreement (other than any Indemnified Person) shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

No Partnership or Joint Venture

15.15       Nothing in this Agreement shall constitute a partnership or joint venture between Morgan Stanley or any of its affiliates and Indemnified Persons and UGC for any purposes and Morgan Stanley shall retain complete independent shareholder control over NTL Ireland until such time as a Disposal and, for the avoidance of doubt, nothing in this Agreement shall be construed as conferring on UGC any right or entitlement, directly or indirectly, to exercise any control or decisive influence over the Morgan Stanley SPV or over NTL Ireland.

Provisions to Remain in Full Force and Effect

15.16       The representations, warranties, indemnities and undertakings set out in this Agreement shall remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement.

Confidentiality

15.17       The parties hereby agree that they will keep the provisions of this Agreement confidential at all times and shall not disclose, announce or distribute any information concerning the subject matter of this Agreement to any person other than the officers of either party and professional advisers who need to know the same and to such party’s professional advisers or except as required by applicable Law or regulation or to enforce either party’s rights under this Agreement.  This obligation shall survive the termination of this Agreement.

Further Assurance

15.18       UGC shall on demand execute any document and do any other act or thing (in either case at the expense of UGC) which Morgan Stanley or its affiliates may reasonably and properly specify for protecting, preserving or exercising any of the powers, rights and discretions of Morgan Stanley or its affiliates under this Agreement, including the execution of all releases, transfers, assignments, powers of attorney and other documents (including, for the avoidance of doubt, execution and delivery to Morgan Stanley of any Transfer Certificates or similar document under the UGC Loan Agreement upon exercise by Morgan Stanley of the Call Option under Clause 9 hereof) and the giving of all notices, orders, instructions and directions which Morgan Stanley or any of its affiliates may request.

15.19       Morgan Stanley shall on demand execute any document and do any other act or thing (in either case at the expense of UGC) which UGC or its affiliates may reasonably and properly specify for the purposes of obtaining title to the Shares in accordance with the terms of this Agreement, including the execution of all releases, transfers, assignments, powers of attorney and other documents and the giving of all notices, orders, instructions and directions which UGC or any of its affiliates may reasonably request.

16.          Notices

16.1         Any request or notice to be made or given hereunder shall be effective if sent by facsimile, personally delivered letter or recorded delivery:

(a)           in the case of a notice or request sent to Morgan Stanley addressed to Morgan Stanley at the following address:

Morgan Stanley Dean Witter Equity Funding, Inc.
1585 Broadway,
37th Floor,
New York,
NY 106036,
USA

with a copy to be provided to:

Morgan Stanley,
25 Cabot Square,
Canary Wharf,
London E14 4QW

(facsimile number: +44 20 7425 8990) marked for the urgent attention of Scott Matlock and Melanie Hughes; and

(b)           in the case of a notice or request sent to UGC addressed to UGC it at the following address:

UGC
Boeing Avenue 53
1119 PE Schiphol Rijk
The Netherlands

(facsimile number: +31 (0)20 7789871) marked for the urgent attention of General Counsel.

(c)           in the case of a notice or request sent to the Guarantor addressed to the Guarantor at the following address:

Guarantor
Boeing Avenue 53
1119 PE Schiphol Rijk
The Netherlands

(facsimile number: :+31 (0)20 7789871) marked for the urgent attention of General Counsel.

In the case of a request or notice sent by facsimile it will be deemed to have been received twelve (12) hours after it was sent, provided that it is confirmed by delivery or post within five (5) Business Days, in the case of personal delivery, when delivered and, in the case of posting, at the time of delivery certified by the postal service.

(d)           Either party may at any time change its address for service of notice by giving notice thereof to the other party, which shall take effect five (5) Business Days after receipt of such notice.

17.          Payment

If any payment made pursuant to this Agreement would otherwise be due on a day which is not a Business Day, it shall be due on the next succeeding Business Day unless the result of such an extension would be that such payment would be due on a day in the following calendar month, in which event such payment shall be due on the last preceding Business Day.

18.          VAT

Notwithstanding any other provision in this Agreement, all sums payable by UGC and/or the Guarantor under this Agreement are exclusive of any VAT chargeable on any supply to which such sums relate and an amount equal to such VAT as is required by law to be charged shall be paid by the party making such payment.

19.          Governing Law and Jurisdiction

Governing Law

19.1         This Agreement shall be governed by, and shall be construed in accordance with, English law.

Jurisdiction

19.2         All parties agree that the courts of England are (subject to Clause 19.3) to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise out of or in connection with this Agreement and for such purposes irrevocably submit to the jurisdiction of the English courts.

19.3         The agreement contained in Clause 19.2 above is included for the benefit of Morgan Stanley.  Accordingly, notwithstanding the exclusive agreement in Clause 19.2 above, Morgan Stanley shall retain the right to bring proceedings in any other jurisdiction and, if Morgan Stanley is involved as defendant in proceedings in a jurisdiction other than England concerning acts or omissions relating to or arising from or in connection with Morgan Stanley’s involvement in NTL Ireland, Morgan Stanley can join UGC to those proceedings where Morgan Stanley considers it reasonable to do so and UGC irrevocably submits to any such jurisdiction.  To the extent allowed by law Morgan Stanley may take concurrent proceedings in any number of jurisdictions.

19.4         Each of Morgan Stanley, UGC and the Guarantor irrevocably consents to service of process or any other document in connection with proceedings in any court by facsimile transmission, personal service, delivery at any address specified in this Agreement or any other usual address, mail or in any other manner permitted by English law, the law of the place of service or the law of jurisdiction where proceedings are instituted.

Process Agent

19.5         UGC and the Guarantor shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement.  Such agent shall be UGC Europe Services (UK) Limited (for the attention of General Counsel) currently of Michelin House, 81 Fulham Road, London SW3 6RD and any claim form, judgment or other notice of legal process shall be sufficiently served on UGC or the Guarantor if delivered to such agent at its address for the time being.  UGC and the Guarantor irrevocably undertake not to revoke the authority of this agent and if, for any reason, Morgan Stanley requests UGC or the Guarantor to do so it shall promptly appoint another such agent with an address in England and advise Morgan Stanley.  If, following such a request, UGC and / or the Guarantor fail to appoint another agent, Morgan Stanley shall be entitled to appoint one on behalf of UGC and / or the Guarantor at the expense of UGC and/or the Guarantor.  If for any reason, UGC or the Guarantor requests Morgan Stanley to appoint an agent for service of process or any other documents in proceedings in England or any other proceedings in connection with this Agreement, it shall immediately do so and advise UGC and the Guarantor.  If, following such a request, Morgan Stanley fails to appoint an agent, UGC or the Guarantor shall be entitled to appoint one on behalf of Morgan Stanley.

WHEREAS the parties have duly executed and delivered this Deed on the date first inserted above.

EXECUTED and DELIVERED as a DEED by

MORGAN STANLEY DEAN WITTER
EQUITY FUNDING, INC.

Name:	Scott Matlock	)

Title:	attorney-in-fact	)

EXECUTED and DELIVERED as a DEED by

/s/ A.M. TUIJTEN		)
/s/ S. O'NEILL		)
UPC Ireland B.V.		)
by: UGC Europe Management B.V.		)
by:	A.M. Tuijten	)
and		)
by:	S. O'Neill	)
its attorneys/special representatives		)

EXECUTED and DELIVERED as a DEED by

/s/ A.M. TUIJTEN		)
/s/ S. O'NEILL		)
United Pan-Europe Communications N.V.		)
by: UGC Europe, Inc.		)
by:	A.M. Tuijten	)
and		)
by:	S. O'Neill	)
its attorneys/special representatives		)

SCHEDULE 1

COMPETITION CONDITION

That a joint notification is duly made to the Authority by UGC and the Morgan Stanley SPV and that one of the following events occurs:

(a)           the Authority has informed the parties that it has determined under Section 21(2)(a) of the Competition Act 2002 of Ireland (the Act) that the transaction may be put into effect, provided that the Minister has not, within 10 days of the making of such determination, directed the Authority to carry out an investigation under Section 22 of the Act;

(b)           the period specified in Section 21(2) of the Act (as may be extended under Section 21(4) of the Act) has elapsed without the Authority having informed the parties of the determination (if any) which it has made under Section 21(2)(a) or (b) of the Act;

(c)           the Authority has made a determination under Section 22(3)(a) of the Act that the transaction may be put into effect, provided that the Minister has not, within 30 days of the making of such determination, made an Order prohibiting the transaction;

(d)           the Authority has made a conditional determination under Section 22(3)(c) of the Act that the transaction may be put into effect subject to one or more conditions specified by the Authority acceptable to UGC, acting reasonably, being complied with, provided that the Minister has not, within 30 days of the making of such determination, made an Order prohibiting the transaction;

(e)           the Minister has made an Order under Section 23(4)(a) that the transaction may be put into effect or a conditional Order under Section 23(4)(b) of the Act that the transaction may be put into effect subject to specified conditions acceptable to UGC, acting reasonably, being complied with;

(f)            the period of 4 months after the appropriate date (as defined by Section 19(6) of the Act) has elapsed without the Authority having made a determination under Section 22(3) of the Act in relation to the transaction; or

(g)           either House of the Oireachtas passing a resolution annulling an Order made by the Minister under Section 23(4) of the Act and the Authority informing the parties that it has determined under Section 22 (3) (a) of the Act that the transaction may be put into effect or that it has determined under Section 22(3)(c) of the Act that the transaction may be put into effect subject to one or more conditions specified by the Authority acceptable to UGC, acting reasonably, being complied with.

SCHEDULE 2

RESIGNATION LETTER

To: The Directors of MS Irish Cable Holdings BV

MS Irish Cable Holdings BV

Locatellikade 1

1076 AZ

Amsterdam

The Netherlands

Dated :

Dear Sirs

Resignation as [director/secretary]

I hereby resign as a [director/secretary] of MS Irish Cable Holdings BV, my resignation to take effect on [                           ].

My resignation[s] [is/are] without prejudice to and I reserve absolutely any and all rights and claims which I have or may have under my service agreement dated [                           ] or which I have or may have arising out of the termination of my employment or loss of office or otherwise howsoever arising against MS Irish Cable Holdings BV or any other group company.

Yours faithfully

SCHEDULE 3

FORM OF CALL OPTION NOTICE

BY FAX

Date:

From:      Morgan Stanley Dean Witter Equity Funding, Inc.

To:          UPC Ireland B.V.

Fax:

Call Option Notice

We refer to the agreement between Morgan Stanley Dean Witter Equity Funding, Inc. (Morgan Stanley), UPC Ireland B.V. and United Pan Europe Communications N.V. dated on or about 9 May 2005 (the Agreement) relating to the sale and purchase of the entire issued share capital of MS Irish Cable Holdings BV.

This letter constitutes a Call Option Notice pursuant to Clause 9.3 of the Agreement.

We therefore draw your attention to your obligation, under Clause 9.3 of the Agreement, to execute a Transfer Certificate (as defined in the UGC Loan Agreement) in accordance with Clause 8 of the UGC Loan Agreement effecting the novation to Morgan Stanley of all amounts owing to UGC under the UGC Loan Agreement before 12 noon on the Business Day following the date of this notice.

Each capitalised term used in this notice shall have the meaning ascribed to it in the Agreement unless expressly defined otherwise herein.

Yours faithfully

for and on behalf of

MORGAN STANLEY DEAN WITTER EQUITY FUNDING, INC.

ANNEX 1

PROPOSED ARTICLES OF ASSOCIATION

Part I

The Morgan Stanley SPV (the Company)

1.1           The Company shall not amend or vary the form of the NTL Business Plan.

1.2           Otherwise than in accordance with the NTL Ireland Business Plan or as required by Morgan Stanley to exercise its rights under and in accordance with the UGC SPA, the Company shall not, without shareholder approval:

(a)           admit any person as a member (whether by subscription, transfer or transmission);

(b)           make any increase or reduction or other alteration whatsoever (including by way of redemption, purchase, sub-division, consolidation or redesignation) of its share capital or grant any option to subscribe for or acquire any of its shares or issue any securities convertible into any of its shares, other than pursuant to an existing employee share scheme;

(c)           incorporate or liquidate any subsidiary undertaking or effect any hive-up or hive-down;

(d)           enter into any agreement or instrument or incur any commitment with or in relation to any person that is not an affiliate of Morgan Stanley (excluding NTL Ireland) otherwise than on arms’ length terms;

(e)           grant, create or allow to arise any security interest over any of its assets save for (a) any netting or set-off arrangement arising in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances; (b) any lien arising by operation of law;

(f)            provide a gratuitous benefit to any of its officers or employees (or any of their dependants) to a value in excess of (i) €2,000 for any individual officer or employee or (ii) €200,000 in aggregate;

(g)           enter into or undertake any joint venture, partnership, amalgamation, demerger, merger or corporate reconstruction or reorganisation;

(h)           incur (or agree to incur) or have outstanding any financial indebtedness other than under the UGC Loan Agreement and other than by way of funding of the Additional Amount (as defined in the sale and purchase agreement dated 9 May 2005 between Morgan Stanley Dean Witter Equity Funding Inc. and UPC Ireland BV);

(i)            make any loan, or provide any form of credit or financial accommodation, to any other person or give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of any person or voluntarily assume any liability (whether actual or contingent) of any other person, save for (a) unsecured loans or other unsecured forms of credit or financial accommodation made between members of the NTL Group or (b) indemnities granted in respect of the performance or discharge of its own obligations or liabilities that are incurred in the ordinary course of day-to-day trading on arms’ length terms;

(j)            (a) other than in relation to a subsidiary of the Company, make any material investment in or acquire any share in or any security issued by any person, or any interest therein or in the capital of any person, or make any capital contribution to any person or (b) invest in or acquire any business or going concern, or the whole or substantially the whole of the assets, property or business of any person or any assets that constitute a division or operating unit of the business of any person;

(k)           pass or permit the passing of any shareholder resolutions of any of its subsidiaries (save to the extent required by law to comply with existing obligations) or give any consent or approval in its capacity as shareholder to any of its subsidiaries in respect of any act or omission by such subsidiary, unless the Company’s shareholder has consented to the same; and

(l)            agree to do any of the things referred to in Article 1.2 (a) to (k) (inclusive).

1.3           Nothing contained in Articles 1.1 and 1.2 shall prevent the Company from taking any action where its directors consider in good faith that a failure to take such action would or might reasonably be expected to result in a breach by them of their fiduciary duties to the Company.

Part 2

[NTL Co.] (the Company)

1.1           The Company shall maintain in force comprehensive insurance policies for itself and its subsidiaries relating to their businesses on the same or similar terms and with the same or a similar level of cover to that which is typical for the cable industry from time to time, and shall not amend or vary the form of the NTL Business Plan.

1.2           Otherwise than in accordance with the NTL Ireland Business Plan, the Company shall not, without shareholder approval:

(a)           carry on its business, do any act or thing or enter into any undertake any commitment, agreement, instrument or obligation that would be inconsistent with or conflict with the NTL Ireland Business Plan save for expenditure and obligations up to a maximum aggregate amount of €5 million per year;

(b)           admit any person (other than the Morgan Stanley SPV) as a member (whether by subscription, transfer or transmission);

(c)           make any increase or reduction or other alteration whatsoever (including by way of redemption, purchase, sub-division, consolidation or redesignation) of its share capital (other than in connection with the allotment of shares to the Morgan Stanley SPV) or grant any option to subscribe for or acquire any of its shares or issue any securities convertible into any of its shares, other than pursuant to an existing employee share scheme;

(d)           incorporate or liquidate any subsidiary undertaking or effect any hive-up or hive-down;

(e)           otherwise than:

(i)    as contemplated by the NTL Ireland Business Plan; or

(ii)   in relation to asset(s) being acquired or disposed of on an arms’ length terms for cash consideration having (by a single transaction or by a series of related transactions) an individual value of less than (in aggregate with (a) above) €5 million (one million euro), sell, lease, transfer, license or otherwise dispose of or purchase, lease, license or otherwise acquire any assets (including cash), businesses or undertakings;

(f)            enter into any agreement or instrument or incur any commitment with or in relation to any person that is not a member of the Group otherwise than on arms’ length terms;

(g)           other than in the ordinary course of day-to-day trading or as contemplated by the NTL Ireland Business Plan, enter into any agreement or incur any commitment in each case having an individual value in excess of €100,000

(one hundred thousand euro) per item (subject to the maximum aggregate amount referred to in (a) above);

(h)           make any material amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any person who is an employee having a basic annual salary in excess of €100,000 (one hundred thousand euro) other than any salary or wage increases or adjustments to remuneration, pension entitlements and other benefits, which are due in the normal course of employment or the value of which do not cause an increase in excess of 5% of such employee’s existing basic annual salary;

(i)            employ any person where the basic annual salary payable to such person is in excess of €100,000 (one hundred thousand euro);

(j)            establish any new scheme for providing retirement, death, disability or life assurance benefits for any employees or make any material amendment to its existing pension schemes;

(k)           terminate the employment of any employee with a basic annual salary in excess of €100,000 (one hundred thousand euro);

(l)            grant, create or allow to arise any security interest over any of its assets save for (a) security interests arising by way of retention of title over any asset acquired in the ordinary course of trading; (b) any netting or set-off arrangement arising in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances; (c) any lien arising by operation of law and in the ordinary course of day-to-day trading (or by an agreement evidencing a lien that would otherwise so arise);

(m)          provide a gratuitous benefit to any of its officers or employees (or any of their dependants) to a value in excess of (i) €2,000 for any individual officer or employee or (ii) €200,000 in aggregate;

(n)           fail to obtain, comply with or do all that is necessary to maintain in full force and effect any authorisation required under any law, contract or regulation to conduct its business lawfully and in compliance with all applicable obligations binding upon it;

(o)           enter into or undertake any joint venture, partnership, amalgamation, demerger, merger or corporate reconstruction or reorganisation;

(p)           recommend, declare, pay or make any dividend or other distribution of any kind;

(q)           in the case of NTL Ireland (other than NTL Communications (Ireland) Limited), incur (or agree to incur) or have outstanding any financial indebtedness other than intra-group loans;

(r)            in the case of NTL Communications (Ireland) Limited, incur (or agree to incur) or have outstanding any financial indebtedness in excess of €5,000,000 (five million euro);

(s)           make any loan, or provide any form of credit or financial accommodation, to any other person or give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of any person or voluntarily assume any liability (whether actual or contingent) of any other person, save for (a) unsecured loans or other unsecured forms of credit or financial accommodation made between members of the Group; (b) guarantees, indemnities, bonds, letters of credit or assumptions of liability granted, assumed, given or issued in respect of liabilities or obligations of another member of the Group; (c) trade credit of any member of the Group on arms’ length terms in the ordinary course of day-to-day trading (d) indemnities granted by a member of the Group in respect of the performance or discharge of its own obligations or liabilities that are incurred in the ordinary course of day-to-day trading on arms’ length terms;

(t)            (a) make any material investment in or acquire any share in or any security issued by any person, or any interest therein or in the capital of any person, or make any capital contribution to any person or (b) invest in or acquire any business or going concern, or the whole or substantially the whole of the assets, property or business of any person or any assets that constitute a division or operating unit of the business of any person;

(u)           make any change to the general nature of its business from that carried on as at completion of the Acquisition;

(v)           pass or permit the passing of any shareholder resolutions of any of its subsidiaries (save to the extent required by law to comply with existing obligations) or give any consent or approval in its capacity as shareholder to any of its subsidiaries in respect of any act or omission by such subsidiary, unless the Company’s shareholder has consented to the same;

(w)          make any change to its bank mandates; and

(x)            agree to do any of the things referred to in Article 1.2 (a) to (w) (inclusive).

1.3           Nothing contained in Articles 1.1 and 1.2 shall prevent the Company from taking any action where its directors consider in good faith that a failure to take such action would or might reasonably be expected to result in a breach by them of their fiduciary duties to the Company.

1.4           The Company shall deliver the completed US GAAP Reporting Pack to the Morgan Stanley SPV quarterly on an ongoing basis.

1.5           The Company shall provide the Morgan Stanley SPV with all such financial and other information in relation to the Company as the Morgan Stanley SPV shall require.

ANNEX 2

NTL IRELAND BUSINESS PLAN

[omitted]

ANNEX 3

US GAAP REPORTING PACK

[omitted]